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                                   EXHIBIT 11
                          Flagstar Capital Corporation
                  Computation of Net Earnings per Common Share
                      (In thousands, except per share data)


In order to calculate net earnings per share of common stock, the Company must first subtract the dividend requirements of the Series A Preferred Shares to arrive at net earnings available to the common stockholders. Net earnings per share are calculated by dividing net earnings available to common stockholders by the average number of common shares outstanding during the period.





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
                                                                                      For the         For the
                                              For the             For the              nine            nine
                                              quarter             quarter              months          months
                                               ended               ended               ended           ended
                                             September           September           September       September
                                             30, 2002            30, 2001            30, 2002        30, 2001
                                             --------            --------            --------        --------

Net Earnings                                   $3,083              $1,728              $8,901         $5,411
Less: preferred stock dividends                 1,222               1,222               3,666          3,666
                                             --------            --------            --------        --------
Net income available to common
stockholders                                   $1,861              $  506              $5,235         $1,745
                                             ========            ========            ========        ========

Average common shares outstanding
                                                1,000               1,000               1,000          1,000

Net earnings per common share                  $ 1.86              $ 0.51              $ 5.24         $ 1.75

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